Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2019

Qualstar Reports a 9.9% Increase in Revenue

Camarillo, CA, March 19, 2020 — Qualstar Corporation (NASDAQ: QBAK), a leading manufacturer of data storage solutions and high-efficiency power supplies, today announced its financial results for the three and twelve-month periods ended December 31, 2019.

Year Ended December 31, 2019 Financial Results

Qualstar reported revenues of $13.4 million for the year ended December 31, 2019, an increase of 9.9% compared with $12.2 million for the year ended December 31, 2018. Net loss for the year ended December 31, 2019, was $7,000 or $0.00 per basic and diluted share. This compares with a net income for the year ended December 31, 2018, of $1.5 million or $0.73 per basic and $0.72 per diluted share.

Data Storage segment revenues were $8.4 million for the year ended December 31, 2019, compared with $6.3 million for the same period last year, an increase of $2.1 million or 33.3%, primarily due to new reseller relationships, whose customers have a high demand for tape libraries and our partnership with Sony Imaging Products & Solutions, Inc. to develop an enterprise-class optical disk archive library. Power supply segment revenues were $5.1 million for the year ended December 31, 2019, compared with $5.9 million for the year ended December 31, 2018, a decrease of $(0.8) million, or (13.6)%, primarily due to the variable life cycles of our customers’ production.

Gross margin was 26.1% of revenues, or $3.5 million, for the year ended December 31, 2019, a decrease from the gross margin of 41.3% of revenues, or $5.0 million, for the year ended December 31, 2018.

Cash, cash equivalents, and restricted cash were $4.0 million at December 31, 2019, compared to $4.9 million of cash, cash equivalents, and restricted cash at December 31, 2018.

In December 2018, Qualstar entered into a stock buyback program permitting the Company to repurchase shares on the open market. During the year ended December 31, 2019, the Company repurchased 129,991 shares at an average share price of $5.49. The program expired December 5, 2019. The total spending on stock repurchases was $0.8 million and, since its inception, the company accumulated 148,093 shares at an average share price of $5.47.

Quarter Ended December 31, 2019 Financial Results

Revenues for the quarter ended December 31, 2019, were $3.4 million, compared with $2.9 million for the quarter ended December 31, 2018, an increase of $0.5 million or 17.2%. Loss from operations for the quarter ended December 31, 2019, was $0.2 million compared with income from operations of $0.02 million for the quarter ended December 31, 2018. Basic and diluted net income per share was ($0.10) for the quarter ended December 31, 2019, compared to basic and diluted net income per share of $0.01 for the quarter ended December 31, 2018.

Data Storage segment revenues were $2.5 million for the quarter ended December 31, 2019, compared with $1.6 million for the same period last year, an increase of $0.9 million or 56.3%, primarily due to new reseller relationships, whose customers have a high demand for tape libraries. Power supply segment revenues were $0.9 million for the quarter, compared with $1.3 million in the quarter ended December 31, 2018, a decrease of $(0.4) million, or (30.8)%, due to the production cycles of our customers.

Gross margin was 23.5% of revenues or $0.8 million for the quarter ended December 31, 2019, a decrease from the gross margin of 31.0% of revenues or $0.9 million for the quarter ended December 31, 2018.

“We experienced nearly a 35% year over year increase in revenue in our data storage product segment, which is a testament that our previous and current efforts are gaining traction,” said Steven N. Bronson, Chief Executive Officer and President of Qualstar. Also, Mr. Bronson noted, “that despite lower margins in our power supply and ODA development project, and investments in our business, we still managed to breakeven for the year.”

First Quarter of Fiscal Year 2020 Outlook

Our first quarter has been impacted by the extended Chinese New Year holiday and the unprecedented change in the global business environment brought on by COVID-19. At this time, in our power supply business, we are experiencing a delay in shipping dates as our subcontract manufacturers rebuild to full capacity. Although the Company has experienced few cancellations at this time, the Company is seeing customers delay orders in both business segements.

On January 9, 2020, Qualstar provided notice to terminate the ODA agreement with Sony Imaging Products & Solutions, Inc. and completed its remaining obligations on February 15, 2020. In the year ended December 31, 2019, the project revenue was approximately $2.7 million and the Company expects to derive a small amount of revenue for the quarter ending March 31, 2020.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high-density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Forward looking statements include the statement by Mr. Bronson that the Company’s data storage systems business continues to gain transaction. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products, including those caused by the recent outbreak of COVID-19; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2019, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805-617-4419

IR@Qualstar.com

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net revenues	$3,441	$2,909	$13,439	$12,229
Cost of goods sold	2,597	1,967	9,916	7,184
Gross profit	844	942	3,523	5,045
Operating expenses:
Engineering	115	130	588	502
Sales and marketing	415	337	1,397	1,337
General and administrative	530	454	1,608	1,716
Total operating expenses	1,060	921	3,593	3,555
Income (loss) from operations	(216)	21	(70)	1,490
Other income	12	-	45	-
Income (loss) before income taxes	(204)	21	(25)	1,490
Provision (benefit) for income taxes	(18)	4	(18)	4
Net income (loss)	$(186)	$17	$(7)	$1,486

Net income per share:
Basic	$(0.10)	$0.01	$0.00	$0.73
Diluted	$(0.10)	$0.01	$0.00	$0.72
Shares used to compute net income per share:
Basic	1,925	2,030	1,925	2,030
Diluted	1,925	2,030	1,925	2,057

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$3,863	$4,781
Restricted cash	100	100
Accounts receivable, net	2,366	1,809
Inventories, net	2,540	2,897
Prepaid expenses and other current assets	211	180
Total current assets	9,080	9,767

Property and equipment, net	122	112
Right-of-use	676	—
Other assets	160	119
Total assets	$10,038	$9,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,029	$1,023
Accrued payroll and related liabilities	192	185
Deferred service revenue	702	736
Lease liabilities, short term	252	—
Other accrued liabilities	368	559
Total current liabilities	2,543	2,503

Other long-term liabilities	52	40
Lease liabilities, long term	453	—
Deferred service revenue, long term	247	127
Total long-term liabilities	752	167
Total liabilities	3,295	2,670

Commitments and contingencies (Note 10)
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000,000 shares authorized; 1,925,025 and 2,030,017 shares issued and outstanding as of December 31, 2019 and 2018, respectively	18,848	19,426
Accumulated deficit	(12,105)	(12,098)
Total shareholders’ equity	6,743	7,328
Total liabilities and shareholders’ equity	$10,038	$9,998

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